EXHIBIT 19

INSIDER TRADING AND SECURITIES LAW COMPLIANCE POLICY OF
PALATIN TECHNOLOGIES, INC.

Effective October 1, 2013

I. BACKGROUND

The Board of Directors of Palatin Technologies, Inc. has adopted this Insider Trading and Securities Law Compliance Policy relating to the trading of Palatin securities. The terms “Palatin,” “we,” “us,” and “our” mean Palatin Technologies, Inc. and all of its subsidiaries.

Effective as of October 1, 2013, this Insider Trading and Securities Law Compliance Policy replaces all prior policies relating to the same subject matter, including our Securities Transactions Insider Trading Policy.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the resulting consequences, which can be severe. This policy is applicable to all trading of our securities. Both the Securities and Exchange Commission (the “SEC”) and the NYSE MKT LLC stock market investigate and are very effective at detecting insider trading. The SEC and U.S. Attorneys pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading and protect our reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact our Chief Financial Officer.

II. BASIC POLICY / ADDITIONAL RESTRICTIONS ON RESTRICTED PERSONS

No director, officer, employee, consultant or agent (or their family members, members of their household or controlled entities) of Palatin and its affiliates may trade on the basis of material nonpublic information or engage in any other action to take advantage of, or pass on to others, that information. To avoid even the appearance of impropriety, additional restrictions on trading our securities apply to our directors, executive officers and certain other persons identified by us from time to time and who have been notified that they have been so identified (collectively with our directors and executive officers, “Restricted Persons”). See “Regular Blackout Periods,” “Special Blackout Periods” and “Pre-Clearance Provisions Applicable to Restricted Persons.” For the purposes of this policy, the term “Restricted Persons” shall also include our Chief Legal Officer and Chief Medical Officer, and any person, regardless of title or job description, who directly supports and reports to our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Chief Medical Officer. All employees of Palatin should assume they are Restricted Persons for the purpose of this policy unless otherwise advised in writing by the Chief Financial Officer.

III. SCOPE OF POLICY

Persons. This policy applies to directors, officers, employees, consultants and agents of Palatin and its affiliates. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in our securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities). The same restrictions also apply to entities, including any corporations, partnerships, trusts and other entities, controlled by a person covered by this policy. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person or entity complies with this policy.

Transactions. The trading covered by this policy includes purchases and sales of our common stock (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts), derivative securities relating to our common stock (such as options for our common stock, put and call options and convertible debentures), preferred stock, warrants and debt securities (debentures, bonds and notes). Loans, pledges, hedging, gifts, charitable donations and other contributions of our securities are also subject to this policy.

Transactions in Other Companies. In addition, it is the policy of Palatin that no director, officer, employee, consultant or agent (or their family members, members of their household or controlled entities) of Palatin and its affiliates who, in the course of working for Palatin, learn of material nonpublic information about a company with which Palatin does business, may trade in that company’s securities until the information becomes public or is no longer material.

IV. DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

•	projections of future earnings or losses or other earnings guidance;

•	earnings or losses that are inconsistent with the consensus expectations of the investment community or any earnings guidance released by Palatin;

•	a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;

•	a pending or proposed joint venture, license or collaborative agreement relating to any product under development by Palatin;

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•	results of clinical trials of any product under development by Palatin;

•	significant regulatory actions by the U.S. Food and Drug Administration on any product under development by Palatin;

•	a change in management;

•	major events regarding our securities, including the declaration of a stock split or the offering of additional securities;

•	financial liquidity problems;

•	a change in auditors or notification that the auditor’s reports may no longer be relied upon;

•	actual or threatened major litigation, or a significant development with respect to such litigation; and

•	new major contracts, collaborations, orders, suppliers, customers or finance sources, or the loss thereof.

This list is not exhaustive; other types of information may also be material. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, after nonpublic information is publicly disseminated, two full trading days must elapse before such information loses its status as nonpublic information.

V. RESTRICTIONS ON PURCHASES, SALES AND TIPPING

Trading on Inside Information. You may not trade in our securities, directly or indirectly (through family members or other persons or entities), if you are aware of material nonpublic information relating to Palatin.

Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

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Short Sales. No director or officer may engage in any short sales of our securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). If you are a Restricted Person other than a director or officer, you may not engage in any short sales of our securities, including a “sale against the box”, unless advance approval is obtained from the Chief Financial Officer.

Hedging and Pledging Transactions. Certain forms of hedging or monetization transactions relating to our securities (such as zero-cost collars and forward sale contracts) could involve the establishment of a short position in our securities and limit or eliminate your ability to profit from an increase in the value of our securities. No director or officer may engage in hedging, monetization or pledging transactions of our securities. If you are a Restricted Person other than a director or officer, you are prohibited from engaging in any hedging or monetization transactions involving our securities, unless advance approval is obtained from the Chief Financial Officer.

Publicly-Traded Options. If you are a Restricted Person, you may not engage in transactions in publicly-traded or other third party options relating to our securities, such as puts, calls and other derivative securities, on an exchange, in any other organized market or otherwise, unless advance approval is obtained from the Chief Financial Officer.

Limit Orders. If you are a Restricted Person, you are prohibited from placing limit orders for our securities that remain effective after the day on which they are placed (such as “good until cancelled” orders), unless advance approval is obtained from the Chief Financial Officer.

Margin Accounts. If you are a Restricted Person, you are prohibited from holding our securities in a margin account, unless advance approval is obtained from the Chief Financial Officer.

Regular Blackout Periods Applicable to Restricted Persons. In addition to the general policy prohibiting trading while in possession of material nonpublic information, all Restricted Persons, and all family members of such persons and members of their household and controlled entities, are also prohibited from purchasing or selling our securities during the period beginning one week prior to the last day of each fiscal quarter and ending two full trading days after earnings have been publicly released with respect to such quarter or fiscal year (each, a “regular blackout period”).

Special Blackout Periods. From time to time, Palatin may also prohibit our Restricted Persons and potentially a larger group of employees, consultants and agents from trading our securities because of material developments known to Palatin and not yet disclosed to the public (each, a “special blackout period”). The existence of a special blackout period will not be announced, other than to those who are aware of the event giving rise to the special blackout. If, however, a person subject to a special blackout period requests permission to trade in our securities during such period, our Chief Legal Officer and/or our Chief Financial Officer will inform the requesting person of the existence of a special blackout period, without disclosing the reason for the special blackout. Any person made aware of the existence of a special blackout period shall not disclose the existence of the blackout to any other person.

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VI. NO SAFE HARBOR

For those persons who are subject to blackout periods, the existence of such blackouts shall not be considered a safe harbor for trading during other periods, and all of our officers, directors, other employees, consultants and agents should use good judgment at all times. For example, occasions may arise when individuals covered by this policy become aware prior to the blackout period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, the general policy against trading on inside information would still prohibit trading even though the time period is not within the blackout period or even if you are not a Restricted Person subject to the blackout periods. If you have any questions about whether you are permitted to trade in our securities at any particular time, you should contact our Chief Financial Officer.

VII. PRE-CLEARANCE PROVISIONS APPLICABLE TO RESTRICTED PERSONS

To help prevent inadvertent violations of the federal securities laws and avoid even the appearance of trading on the basis of inside information, the following pre-clearance provisions are applicable to our Restricted Persons.

All persons subject to pre-clearance, together with their family members and other members of their household and controlled entities, shall not engage in any transaction involving our securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust, 401(k) transfer or any other transfer) without first obtaining pre-clearance of the transaction from our Chief Financial Officer. A request for pre-clearance should be submitted to our Chief Financial Officer at least two business days in advance of the proposed transaction. Our Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. If permission to engage in the transaction is denied, the person who sought pre-clearance should refrain from initiating such transaction and should not inform any other person of restriction. Our Chief Financial Officer may not trade in our securities unless our Chief Executive Officer has approved the trade in accordance with the procedures set forth in this paragraph.

In the absence or unavailability of our Chief Financial Officer, pre-clearance requests may be made to our Chief Legal Officer. All pre-clearance requests by our Chief Financial Officer shall be submitted to and reviewed by both our Chief Executive Officer and Chief Legal Officer. All requests by our Chief Executive Officer shall be submitted to and reviewed by both our Chief Financial Officer and Chief Legal Officer.

VIII. EXCEPTIONS FOR APPROVED 10B5‑1 PLANS

Trades in our securities that are executed pursuant to an approved 10b5‑1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or the restrictions relating to pre-clearance procedures and blackout periods. Rule 10b5‑1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5‑1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. We require that all 10b5‑1 plans be approved in writing in advance by our Chief Financial Officer. A 10b5‑1 plan may not be adopted during a blackout period.

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IX. POST-TERMINATION TRANSACTIONS

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in our securities until that information has become public or is no longer material. In addition, if you are subject to a blackout period at the time of your termination of employment or services, the restrictions on trading in our securities will not cease to apply until the expiration of such blackout period.

X. UNAUTHORIZED DISCLOSURE

Maintaining the confidentiality of our information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about Palatin or its business plans in connection with your employment as confidential and proprietary to us. Inadvertent disclosure of confidential or inside information may expose us and you to significant risk of investigation and litigation.

The timing and nature of our disclosure of material information to outsiders is subject to legal rules, including the SEC’s Regulation FD, the breach of which could result in substantial liability to you, us and our management. Accordingly, it is important that responses to inquiries about us by the press, financial analysts, investors or others in the financial community be made on our behalf only through authorized individuals.

XI. PERSONAL RESPONSIBILITY

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, Palatin may take disciplinary action, including dismissal for cause.

XII. ADDITIONAL INFORMATION FOR DIRECTORS AND SECTION 16 OFFICERS

Directors, executive officers and certain other persons identified by us from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that directors, executive officers and such other persons who purchase and sell our securities within a six-month period must disgorge all profits to Palatin whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under our option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

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XIII. PENALTIES FOR NONCOMPLIANCE

Civil and Criminal Penalties. Potential penalties for insider trading violations include imprisonment for a substantial term and fines of several times the amount of profits gained or losses avoided.

Controlling Person Liability. If we fail to take appropriate steps to prevent illegal insider trading, we may have “controlling person” liability for a trading violation and be subject to civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided as well as a criminal penalty. The civil penalties can extend personal liability to our directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Palatin Sanctions. Failure to comply with this policy may also subject you to sanctions imposed by Palatin, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law. Any exceptions to this policy, if permitted, may only be granted by the Chief Financial Officer and must be provided before any activity contrary to the above requirements takes place.

XIV. ASSISTANCE

Your compliance with this policy is of the utmost importance both for you and Palatin. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from our Chief Financial Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Carl Spana	Stephen T. Wills
Chief Executive Officer	Executive VP, CFO and COO
Date: September 30, 2013	Date: September 30, 2013

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